AGREEMENT TERMINATING
ASSET PURCHASE AGREEMENT

Agreement made and entered into by and between Force Fuels, Inc. and Pemco, LLC.

RECITALS:

WHEREAS, Force Fuels, Inc. and Pemco, LLC entered into that certain ASSET PURCHASE AGREEMENT dated April 23, 2010 (hereafter the “Agreement”);

AND WHEREAS the Agreement has been partially preformed; Force Fuels, Inc. paid to Pemco, LLC the sum of $100,000.00, and has also paid $45,000.00 on the balance due to Pemco, LLC of $900,000.00, the balance due being secured through a collateralized non-interest bearing Promissory Note payable in equal monthly installments of $100,000.00 beginning May 23, 2010; Pemco, LLC has assigned four (4) oil and gas leases described in Exhibit “A” attached hereto (hereafter collectively referred to as the “leases”) to Force Fuels, Inc.; Pemco, LLC  has also advanced funds on behalf of Force Fuels, Inc. arising from and relating to the operation of the leases; Pemco, LLC has also provided services to Force Fuels, Inc. in connection with the operation of the leases;

AND WHEREAS, the Agreement also provided at Section 2.2.5 that Force Fuels, Inc. would enter into a separate Agreement with Energy Recovery Systems (“ERS”) to pay it the sum of $500,000.00, but the separate Agreement between Force Fuels, Inc. and ERS has not been finalized and is deemed null and void;

AND WHEREAS Force Fuels, Inc. and Pemco, LLC desire to terminate the Agreement, and to make alternate provisions with respect to the operation and development of the leases;

NOW THEREFORE, in consideration of the mutual agreements, covenants, releases and other provisions hereafter set forth, the sufficiency of which is by each party hereby acknowledged, it is agreed as follows:

1.          Termination of Prior Agreement.  The parties hereby mutually agree  that the Agreement dated April 23, 2010 is hereby terminated and shall be of no further force and effect, subject only to the provisions hereafter set forth.

2.           Assignment of Interest in Existing Leases.  Force Fuels, Inc. hereby agrees to assign to Pemco, LLC one-half (½) of the entire working interest which Force Fuels, Inc. currently owns in the leases, being a 50% working or operating interest, and a net revenue interest of .40625.

3.           Release of Debt.  Pemco, LLC does hereby release any and all  Remaining debt owed to it by Force Fuels, Inc. in exchange for the 50% working interest in the leases above set forth.

4.           Joint Operating Agreement.  The parties hereto agree that the leases shall be operated pursuant to the terms of a mutually acceptable operating agreement between Force Fuels, Inc. and Pemco, LLC, collectively the owners, and Pemco, LLC, or its designee, as the operator.

For a period of thirty (30) days after execution of this agreement, each party agrees:

A.	That it will not assign, mortgage, encumber or otherwise transfer, directly or indirectly, its interest in the leases to any other party;
B.	That it will not initiate any action in partition or other judicial proceeding to compel sale or purchase of the other parties’ interest.

In the event the parties are unable to negotiate a mutually satisfactory operating agreement within a reasonable time, not exceeding thirty (30) days from the date hereof, the provisions of this Agreement shall expire and be of no further force and effect.

5.           Effective Time.  The assignment of the leases to Pemco, LLC shall be effective as 12:01 a.m. on March 31, 2011.  At or as soon as practical after the effective time, the parties shall determine the amount of oil in storage tanks (above the pipeline connections), and the volumes of gas produced by Force Fuels, Inc. prior to the effective time.  Force Fuels, Inc. shall be entitled to receive the proceeds of sale of oil and gas produced prior to the effective time; the proceeds of sale of oil or gas produced after the effective time shall be divided between the parties hereto based upon their respective ownership interests; and proration of proceeds shall be established on this basis.

6.           Taxes and Liabilities.  All taxes, including ad valorem personal property  Tax shall be prorated between Force Fuels, Inc. and Pemco, LLC as of the effective  time.

7.           Liabilities and Operating Expenses.  Force Fuels, Inc. shall pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to its ownership and operation of the leases prior to the effective time.

8.           Agreement with ERS.  Pemco, LLC will hold Force Fuels, Inc. harmless and indemnify Force Fuels, Inc. from and against any liabilities of ERS.

9.           Mutual Release.  Except as specifically set forth above, Force Fuels, Inc.  and Pemco, LLC do hereby mutually release the other from all remaining terms and provisions of the Agreement previously entered into.

In witness whereof, the parties have executed this agreement the day and year set forth opposite their respective signatures below.

Pemco, LLC

Dated: , 2011	By: /s/
Rick Coody, Member

Force Fuels, Inc.

Dated: , 2011	By: /s/
Thomas Hemingway, CEO and President

EXHIBIT “A”

LESSOR:	Dennis L. Bayless and Debora C. Bayless, husband and wife
LESSEE:	Pemco, LLC
DATE:	April 26, 2010
DESCRIPTION:	SW/4 SE/4 of Sec. 35, T33S, R13; N/2 NE/4 a/k/a Lots 1 & 2; SE/4 NE/4 of Sec. 2, T34S, R13E, all in Montgomery County, Kansas
RECORDED:	Book 590, Page 97

LESSOR:	Dennis L. Bayless and Debora C. Bayless, husband and wife
LESSEE:	Pemco, LLC
DATE:	April 26, 2010
DESCRIPTION:	NW/4 NW/4 a/k/a Lot 4, Sec. 1, T34S, R13E, Montgomery County, Kansas
RECORDED:	Book 590, Page 98

LESSOR:	Dennis L. Bayless and Debora C. Bayless, husband and wife
LESSEE:	Pemco, LLC
DATE:	April 26, 2010
DESCRIPTION:	S/2 SW/4 of Sec. 35, T33S, R13E, Montgomery County, Kansas
RECORDED:	Book 590, Page 99

LESSOR:	Dennis L. Bayless and Debora C. Bayless, husband and wife
LESSEE:	Pemco, LLC
DATE:	April 26, 2010
DESCRIPTION:	NW/4 of Sec. 2, T34S, R13E, Montgomery County, Kansas
RECORDED:	Book 590, Page 100